Exhibit (n)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Prospect Street High Income Portfolio, Inc. of our report dated November 21, 2003, incorporated by reference in the Prospectus, which is part of this Registration Statement, and of our report dated November 21, 2003 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Financial Highlights" and "Independent Auditors" in such Prospectus and to the reference to us under the heading "Financial Statements" in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 4, 2004